Exhibit T3A-62

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

Lorraine D Leach
Maupin, Cox & LeGoy
P.O. Box 30000
Reno, NV 89520

Job:C20140805-3070
August 5, 2014

Special Handling Instructions:

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Articles of Organization	20140566515-15	8/5/2014 2:56:04 PM	1	$75.00	$75.00
Copies - Certification of Document	20140566515-15	8/5/2014 2:56:04 PM	1	$30.00	$30.00
Initial List	20140566518-48	8/5/2014 2:56:27 PM	1	$125.00	$125.00
Business License 8/2014-8/2015	20140566518-48	8/5/2014 2:56:27 PM	1	$200.00	$200.00
Total					$430.00

Payments

Type	Description	Amount
Billed	750093	$430.00
Total		$430.00

Credit Balance: $0.00

Job Contents:

Certified File Stamped Copy(s): 1
LLC Charter(s): 1
File Stamped Copy(s): 1
Business License(s): 1

Lorraine D Leach
Maupin, Cox & LeGoy
P.O. Box 30000
Reno, NV 89520

ROSS MILLER Secretary of State STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings Commercial Recording Division 202 N. Carson Street Carson City, Nevada 89701-4069 Telephone (775) 684-5708 Fax (775) 684-7138 Certified Copy August 5, 2014 Job Number: C20140805-3070 Reference Number: Expedite: Through Date: The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report. Document Number(s) Description Number of Pages 20140566515-15 Articles of Organization 1 Pages/1 Copies Certified By: Electronic Filing Certificate Number: C20140805-3070 You may verify this certificate online at http://www.nvsos.gov/ Respectfully, ROSS MILLER Secretary of State

LIMITED LIABILITY COMPANY CHARTER I, ROSS MILLER, the Nevada Secretary of State, do hereby certify that TAHOE-RENO BOTANICALS, LLC did on August 5, 2014, file in this office the Articles of Organization for a Limited Liability Company, that said Articles of Organization are now on file and of record in the office of the Nevada Secretary of State, and further, that said Articles contain all the provisions required by the laws governing Limited Liability Companies in the State of Nevada. Certified By: Electronic Filing Certificate Number: C20140805-3070 You may verify this certificate online at http://www.nvsos.gov/ IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on August 5, 2014. ROSS MILLER Secretary of State

NEVADA STATE BUSINESS LICENSE TAHOE-RENO BOTANICALS, LLC Nevada Business Identification # NV20141501721 Expiration Date: August 31, 2015 IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on August 5, 2014 ROSS MILLER Secretary of State In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada. This license shall be considered valid until the expiration date listed above unless suspended or revoked in accordance with Title 7 of Nevada Revised Statutes. This document is not transferable and is not issued in lieu of any locally-required business license, permit or registration. Please Post in a Conspicuous Location You may verify this Nevada State Business License online at www.nvsos.gov under the Nevada Business Search.